Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS FIRST QUARTER RESULTS

•          64% revenue mix from higher-value markets

•          Increased operating cash flow to $77 million

•          Repurchased $14 million of common shares

ANGLETON, TX, April 21, 2016 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the first quarter ended March 31, 2016.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2016	2015	2015
Net sales (in millions)	$549	$626	$621
Net income (in millions)	$11	$39	$14
Net income – non-GAAP (in millions)*	$13	$23	$18
Diluted EPS	$0.22	$0.77	$0.27
Diluted EPS – non-GAAP*	$0.26	$0.45	$0.34
Operating margin (%)	3.0%	3.5%	3.0%
Operating margin – non-GAAP (%)	3.5%	4.5%	3.8%

* A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release.

“This quarter highlighted the strategic importance and merits of our shift to higher-value sectors, as both computing and telecommunications end markets slowed markedly from last year,” said Gayla Delly, Benchmark’s President and Chief Executive Officer.  “Our first quarter results were impacted by late-quarter demand reductions in certain end markets, including orders from our largest computing customer.  While we are disappointed with the top line revenue and the resulting impact on operating margin this quarter, increasing our share of higher-value end markets to 64% positions us well to deliver future growth and margin enhancement.”

“Importantly, 75% of our first quarter new program bookings were from our targeted higher-value markets, which are characterized by higher margins, longer lifecycle products and customers requiring higher value-added and engineered solutions.  These bookings are expected to result in annualized revenue of $110 - $140 million when fully ramped in the next 18-24 months.”

“While our strategic trajectory remains on track with an improving portfolio mix, near-term market challenges in the traditional sectors are reflected in our outlook for the second quarter.  In light of these challenges, we have intensified our efforts to optimize our global cost structure, including an evaluation of our global manufacturing footprint, which should allow us to continue improving margins in an uncertain market.”

Ms. Delly concluded, “Benchmark remains committed to creating shareholder value and will continue to allocate capital towards areas that will drive the greatest returns.  We will continue our ongoing share repurchase program, while investing in the innovation and engineering skills necessary to support our customers and our future portfolio.  We returned $14 million to shareholders through share repurchases in the first quarter, and $67 million over the last 12 months.  This extends our track record of consistently returning a significant amount of free cash flow to shareholders through share repurchases to 35 consecutive quarters.  We will continue to invest prudently in organic programs, acquisitions and share repurchases as we execute our strategy to drive increasing value for our shareholders and enhanced service for our customers.”

First Quarter 2016 Financial Highlights

•         Operating margin (non-GAAP) was 3.5%.  The GAAP margin was 3.0%.

•         Cash flows from operating activities were $77 million.

•         Accounts receivable were $414 million at March 31, 2016, and calculated days sales outstanding were 68 days compared to 69 days at December 31, 2015.

•         Inventories were $390 million at March 31, 2016; inventory turns were 5.1 times compared to 5.6 times at December 31, 2015.

•         Cash was $519 million at March 31, of which $477 million was held outside the U.S.

The cash conversion cycle increased by 6 days from the previous quarter primarily due to higher levels of inventory resulting from lower than expected revenues during the quarter.  Benchmark continues to execute initiatives to drive working capital improvements, and the Company continues to target a 15-20% reduction in cash cycle days exiting 2016.

First Quarter 2016 Industry Sector Update

Revenue by industry sector was as follows.

	Mar 31,	Dec 31,	Mar 31,
Higher-Value Markets	2016	2015	2015
Industrials	39%	35%	32%
Medical	15	15	13
Test & Instrumentation	10	8	9
	64%	58%	54%

	Mar 31,	Dec 31,	Mar 31,
Traditional Markets	2016	2015	2015
Computing	18%	25%	19%
Telecommunications	18	17	27
	36%	42%	46%
	100%	100%	100%

First quarter revenue from Benchmark’s higher-value markets was impacted by late-quarter softening in Industrials demand and program qualification delays in Medical.  In traditional markets, demand was slightly better than expected in Telecommunications, but did not fully offset greater than anticipated declines from the Company’s largest computing customer.

First Quarter 2016 Bookings Update

•         New program bookings in the first quarter were $110 to $140 million.

•         17 engineering awards supporting early engagement opportunities.

•         27 manufacturing wins across all market sectors.

Margin Improvement Initiatives

Benchmark is accelerating and expanding its cost optimization programs given the weaker near-term demand outlook.  Programs for further portfolio diversification into higher-margin sectors, increased emphasis on engineering-led solutions and intense focus on operational excellence initiatives remain active and are expected to increase operating margins in the future.  Benchmark remains committed to achieving its longer term 5.0% non-GAAP operating margin target.

Capital Allocation

•         First quarter 2016 common share repurchases totaled $14 million or 690,000 shares.

•         $120 million remains available under the current share repurchase program.

•         Over the past three years, more than 52% of free cash flow has been returned to shareholders through share repurchases.

•         Capex totaled $8 million in the first quarter.

Second Quarter 2016 Outlook

•         Revenue between $570-$600 million.

•         Diluted earnings per share between $0.29-$0.33 (excluding restructuring charges and other costs).

First Quarter 2016 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 10:00 am CT (11:00 am ET) to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP).  A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release.  Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non-GAAP measures of net income and earnings per share that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  Our non-GAAP information is not necessarily comparable to non-GAAP information used by other companies.  Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “plan,” “anticipate,” “project,” “predict,” “goals” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Our forward-looking statements include, among other things, the statements “our ongoing efforts to optimize our global cost structure… should allow us to continue improving margins in an uncertain market”; “Benchmark… will continue to allocate capital towards areas that will drive the greatest returns.  We will continue our ongoing share repurchase program, while investing in the innovation and engineering skills necessary to position customers and our future portfolio”; “We will continue to invest prudently in organic programs, acquisitions and share repurchases as we execute our long-term strategy to drive increasing value for our shareholders and enhanced service for our customers”; “…these bookings are expected to result in annualized revenue of $110 - $140 million when fully ramped in the next 18-24 months”; and “…are expected to increase operating margins in the future”; projections relating to working capital improvements; increasing operating margins and second quarter 2016 revenues and diluted earnings per share; and other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally.  If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.  Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information and Where to Find It

Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders.  Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information.  Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting.  Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov.  Copies also are available free of charge on Benchmark’s website at www.bench.com  under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Income from operations (GAAP)	$16,268	$21,905	$18,708
Restructuring charges and other costs	2,789	6,308	4,869
Non-GAAP income from operations	$19,057	$28,213	$23,577

Net income (GAAP)	$11,052	$39,421	$14,205
Restructuring charges and other costs, net of tax	2,098	4,717	3,595
Discrete tax benefits	-	(21,174)	-
Non-GAAP net income	$13,150	$22,964	$17,800

Earnings per share: (GAAP)
Basic	$0.22	$0.78	$0.27
Diluted	$0.22	$0.77	$0.27

Earnings per share: (Non-GAAP)
Basic	$0.26	$0.45	$0.34
Diluted	$0.26	$0.45	$0.34

Weighted-average number of shares used
in calculating earnings per share:
Basic	49,848	50,482	52,463
Diluted	50,287	50,914	53,045

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2016	2015
Sales	$549,225	$620,925
Cost of sales	498,915	569,146
Gross profit	50,310	51,779
Selling, general and administrative expenses	31,253	28,202
Restructuring charges and other costs	2,789	4,869
Income from operations	16,268	18,708
Interest expense	(2,334)	(435)
Interest income	264	432
Other expense, net	(223)	(1,057)
Income before income taxes	13,975	17,648
Income tax expense	2,923	3,443
Net income	$11,052	$14,205

Earnings per share:
Basic	$0.22	$0.27
Diluted	$0.22	$0.27

Weighted-average number of shares used in calculating earnings per share:
Basic	49,848	52,463
Diluted	50,287	53,045

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$519,167	$465,995
Accounts receivable, net	414,184	479,140
Inventories	389,919	411,986
Other current assets	37,094	31,507
Total current assets	1,360,364	1,388,628
Property, plant and equipment, net	173,969	178,170
Goodwill and other, net	323,490	327,080
Total assets	$1,857,823	$1,893,878

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$12,306	$12,284
Accounts payable	218,237	251,163
Accrued liabilities	71,127	69,647
Total current liabilities	301,670	333,094
Long-term debt and capital lease obligations, less current installments	219,998	222,909
Other long-term liabilities	17,135	15,971
Shareholders’ equity	1,319,020	1,321,904
Total liabilities and shareholders’ equity	$1,857,823	$1,893,878